Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

NeuroSense Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value, per share	457(c)	10,000,000	(4)	$1.235	$12,350,000	0.0001531	$1,890.79
Total Offering Amount			10,000,000			$12,350,000		$1,890.79
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,890.79

(1)	Pursuant to Rule 416(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminable number of additional securities as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on November 15, 2024, which was $1.235.

(3)	The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholder.

(4)	All of the ordinary shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1